Exhibit 99.3
PLAYSTUDIOS ANNOUNCES NEW $75 MILLION REVOLVING CREDIT FACILITY
LAS VEGAS, June 25, 2021 — PLAYSTUDIOS, Inc. (Nasdaq: MYPS, MYPSW) (“PLAYSTUDIOS” or the “Company”), an award-winning developer of free-to-play casual mobile and social games that offer real-world rewards to loyal players, announced today that it has entered into a new $75 million, five-year secured revolving credit facility (“New Credit Facility”) to support its future growth initiatives. The New Credit Facility also provides the Company with an option to increase the credit facility for up to an additional $75 million.
“This new credit facility adds liquidity to our already strong cash position, lowers our costs of capital, and represents a significant vote of confidence from our financial partners,” said Andrew Pascal, Founder, Chairman, and Chief Executive Officer of PLAYSTUDIOS. “In addition, the facility provides the financial flexibility needed to execute on our long-term plans to successfully grow the business.”
The New Credit Facility replaces the existing revolving credit facility and will mature on June 24, 2026. The interest rates are determined on the basis of either a Eurodollar rate or an Alternate Base Rate plus an applicable margin. The applicable margins are initially 2.50%, in the case of Eurodollar loans, and 1.50%, in the case of Alternate Base Rate loan and are subject to floors of 0.00% and 1.00%, respectively. The applicable margin is subject to adjustment based upon the Company's Total Net Leverage Ratio (as defined in the New Credit Facility agreement). Borrowings under the New Credit Facility may be borrowed, repaid, and re-borrowed by the Company and are available for working capital, general corporate purposes, and permitted acquisitions.
The New Credit Facility agreement contains customary financial covenants as well as affirmative and negative covenants customary for transactions of this type, including limitations with respect to indebtedness, liens, investments, dividends, disposition of assets, change in business and transactions with affiliates. Loans under the New Credit Facility are secured by a perfected first priority security interest in substantially all of our tangible and intangible assets.
JPMorgan Chase Bank, N.A., Silicon Valley Bank and Wells Fargo Securities, LLC, served as joint bookrunners and joint lead arrangers. JPMorgan Chase Bank, N.A., serves as the administrative agent.
About PLAYSTUDIOS, Inc.
PLAYSTUDIOS, Inc. (Nasdaq: MYPS, MYPSW) is the developer and operator of award-winning free-to-play casual games for mobile and social platforms. The company’s collection of original and published titles is powered by its groundbreaking playAWARDS loyalty marketing platform, which enables players to earn real-world rewards from a portfolio of global entertainment, retail, technology, travel, leisure, and gaming brands across 17 countries and four continents. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS brings together beautifully designed mobile gaming content with an innovative loyalty platform in order to provide its players with an unequaled entertainment experience and its partners with actionable business insights. To learn more about PLAYSTUDIOS, visit https://playstudios.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, and retain its key employees; (2) costs related to the business combination; (3) the inability to maintain listing of the company’s shares on the Nasdaq; (4) the company’s ability to execute its business plan and meet its projections; (5) the outcome of any legal proceedings that may be instituted against the company; (6) the impact of COVID-19 on the company’s business; (7) the company’s transition to becoming a public company including the associated expenses and the impact of public financial and other disclosures on its negotiations and arrangements with key counterparties; (8) changes in applicable laws or regulations; (9) general economic, business, and/or competitive factors; and (10) other risks and uncertainties included from time to time in the company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional information will be made available in other filings that the company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the company believes to be reasonable as of this date. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
SOURCE: PLAYSTUDIOS, Inc.

Investor Relations
Jacques Cornet
IR@playstudios.com
Media Relations
Amy Rossetti
media@playstudios.com